SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
CUISINE SOLUTIONS, INC.

CUISINE SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

FIRST:   The name of the corporation is Cuisine Solutions, Inc.

SECOND:   The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 20, 1974, under the name Vie De France Corporation. On February 18, 1975, the Company filed a Certificate of Amendment. On October 20, 1977, the Company filed a Restated Certificate of Incorporation. On April 27, 1981, the Company filed a Certificate of Amendment. On December 30, 1983, the Company filed a Certificate of Amendment. On December 30, 1983, the Company filed two Certificates of Amendment. On February 25, 1988, the Company filed a Certificate of Amendment. On November 4, 1997, the Company filed a Certificate of Amendment.

THIRD:   This Second Amended and Restated Certificate of Incorporation amends and restates the Restated Certificate of Incorporation of the Company, as amended, by, among other things, amending Article THIRD and Article FOURTH.

FOURTH:   That the Board of Directors of the Company, acting in accordance with the provisions of Section 242 of the Delaware General Corporation Law, has adopted resolutions proposing and declaring this Second Amended and Restated Certificate of Incorporation advisable and in the best interests of the Company and directing that it be submitted to and considered by the stockholders of the Company in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

FIFTH:   Thereafter pursuant to a resolution of the Board of Directors, this Second Amended and Restated Certificate was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

SIXTH:   The text of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to provide as herein set forth in full:

“FIRST:   The name of this corporation is Cuisine Solutions, Inc.

SECOND:   The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is the The Prentice-Hall Corporation System, Inc.

THIRD:   The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

(a)    This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is Forty Million Shares (40,000,000) shares. Thirty-Eight Million (38,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01).

(b)   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

FIFTH:   Notwithstanding any other provision of this Certificate of Incorporation, whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware many, on the application in a summary way of this corporation or of any creditors or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SIXTH:   The By-Laws of the corporation may be altered, changed, added to or repealed by the Board of Directors from time to time as in its judgment shall be deemed fitting and proper, without the vote and assent of the stockholders.

SEVENTH:

(a)    The corporation shall indemnify and hold harmless to the fullest extent authorized or permitted by the laws of the State of Delaware, as the same exists or hereinafter may be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide better indemnification rights than said laws permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against expenses, attorneys’ fees, court costs, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement and other liabilities or losses actually and reasonably incurred or suffered by such Indemnitee in connection with such proceeding and shall advance expenses incurred by such indemnitee in connection therewith to the full extent authorized or permitted by the laws of the State of Delaware as the same exists or hereinafter may be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide better indemnification rights than said laws permitted the corporation to provide prior to such amendment), and such indemnification shall continue as to an indemnitee who has ceased to be as director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators, provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise, and provided further, that an advancement of expenses incurred by an employee other than a director or officer in advance of the final disposition of a proceeding shall be made, unless otherwise determined by the Board of Directors, only upon delivery to the corporation of any undertaking by or on behalf of such employee to the same effect as any undertaking required to be delivered by a director or officer.

(b)   If a claim under paragraph (a) of this Article is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee to enforce a right to an advancement of expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the corporation.

(c)    The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)   The corporation may maintain insurance, at its expense to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)    The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

EIGHTH:   A director shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.”

IN WITNESS WHEREOF, Cuisine Solutions, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed and executed in its corporate name by its duly authorized officer and representative, who declares, affirms, acknowledges and certifies under the penalties of perjury, that this is his free act and deed and that the facts stated herein are true as of October 25, 2007

/s/ Stanislas Vilgrain

Stanislas Vilgrain

President and Chief Executive Officer